Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP ANNOUNCES THIRD QUARTER 2026 RESULTS

NEW YORK, NY – October 22, 2026 -- Valley National Bancorp (NASDAQ: VLY), the holding company for Valley National Bank, today reported net income for the third quarter 2026 of $206.3 million, or $0.36 per diluted common share, as compared to the second quarter 2026 net income of $170.9 million, or $0.29 per diluted common share, and net income of $163.4 million, or $0.28 per diluted common share, for the third quarter 2025. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $206.4 million, or $0.36 per diluted common share, for the third quarter 2026, $172.8 million, or $0.30 per diluted common share, for the second quarter 2026, and $164.1 million, or $0.28 per diluted common share, for the third quarter 2025. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the “Consolidated Financial Highlights” tables.
Ira Robbins, CEO, commented, “Our third quarter results demonstrate the continued improvement in Valley's profitability. Strong revenue growth and disciplined expense management drove record quarterly net income for Valley and an efficiency ratio below 50 percent. We remain on track to achieve, and likely exceed, our previously stated return on average tangible common equity goal of 15 percent by the end of 2027. We believe that we are structurally well-positioned to navigate a range of potential interest rate scenarios while driving relative net interest margin outperformance. Combined with our strong capital and liquidity, this positioning gives us the flexibility to keep growing alongside our clients as we execute on our strategic priorities.”
Mr. Robbins continued, “Our pending acquisitions of Providence Financial Corporation and Bluevine Inc. are a natural extension of our strategy to further optimize our funding base. Providence will enhance our presence in the Chicagoland market, while Bluevine is expected to expand our ability to serve small businesses nationwide through differentiated digital capabilities. Together, these transactions will strengthen our core deposit franchise, broaden our growth opportunities and support sustainable long-term value creation for shareholders.”
Key financial highlights for the third quarter 2026:

•Net Interest Margin and Income: Our net interest margin on a tax equivalent basis of 3.28 percent for the third quarter 2026 increased 8 basis points and 23 basis points from the second quarter 2026 and third quarter 2025, respectively. Net interest income on a tax equivalent basis of $506.8 million for the third quarter 2026 increased $18.4 million and $59.3 million compared to the second quarter 2026 and third quarter 2025, respectively. The increases from the second quarter 2026 were mainly due to upward repricing of adjustable interest rate loans, higher yields on new loan originations, an increase in average loans and one additional day

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

during the third quarter 2026, partially offset by higher average time deposits and an increase in the cost of certain non-maturity deposits. See additional details in the “Net Interest Income and Margin” and “Other Borrowings” sections below.
•Deposits: Total deposit balances increased $1.1 billion to $55.2 billion at September 30, 2026 as compared to $54.1 billion at June 30, 2026 primarily attributable to an increase in direct customer deposits during the third quarter 2026. The growth in direct customer deposits was mainly driven by inflows of non-maturity interest bearing deposits from commercial banking customers, as well as retail CD offerings during the third quarter 2026. See the “Deposits” section below for more details.
•Loan Portfolio: Total loans increased $722.7 million, or 5.5 percent on an annualized basis, to $53.2 billion at September 30, 2026 from June 30, 2026 mostly due to increases of $363.0 million and $343.5 million in commercial and industrial (C&I) loans and total commercial real estate (CRE) loans, respectively. Loan originations from a range of relationship-driven small to midsize clients continued to drive C&I loan growth during the third quarter 2026, while new owner occupied loans and an uptick in construction loan activity were the primary drivers of the increase in CRE loans at September 30, 2026. Our CRE loan concentration ratio (defined as total CRE loans held for investment and held for sale, excluding owner occupied loans, as a percentage of total risk-based capital) declined to approximately 312 percent at September 30, 2026 from 317 percent at June 30, 2026. See the “Loans” section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $600.5 million and $606.9 million at September 30, 2026 and June 30, 2026, respectively, representing 1.13 percent and 1.16 percent of total loans at each respective date. During the third quarter 2026, we recorded a provision for credit losses for loans of $30.7 million as compared to $29.2 million and $19.2 million for the second quarter 2026 and third quarter 2025, respectively. See the “Credit Quality” section below for more details.
•Credit Quality: Total internally criticized and classified loans as a percentage of total loans declined to 7.1 percent at September 30, 2026 from 7.3 percent at June 30, 2026. Net loan charge-offs totaled $37.1 million for the third quarter 2026 as compared to $22.0 million and $14.6 million for the second quarter 2026 and third quarter 2025, respectively. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $25.7 million to $154.5 million, or 0.29 percent of total loans, at September 30, 2026 as compared to $180.2 million, or 0.34 percent of total loans, at June 30, 2026. The decrease was mainly due to migration of a few larger CRE loans to non-accrual category and, to a lesser extent, a decrease in early stage residential mortgage loan delinquencies. Non-accrual loans totaled $511.4 million, or 0.96 percent of total loans, at September 30, 2026 as compared to $462.6 million, or 0.88 percent of total loans, at June 30, 2026. See the “Credit Quality” section below for more details.
•Non-Interest Income: Non-interest income increased $5.0 million to $78.7 million for the third quarter 2026 as compared to the second quarter 2026 largely due to a $6.4 million increase in other income primarily driven by recovery income from legal settlements and net valuation gains on certain fintech investments at September 30, 2026. Wealth management and trust fees also increased $4.5 million mainly due to a higher volume of transaction-related

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

tax credit advisory fees. These increases were partially offset by lower bank owned life insurance and capital markets income.
•Non-Interest Expense: Non-interest expense decreased $1.2 million to $310.0 million for the third quarter 2026 as compared to the second quarter 2026. The overall decrease was largely driven by a $4.4 million decline in professional and legal fees due to lower business transformation-related consulting fees during the third quarter 2026, partially offset by higher amortization of tax credit investments. During the third quarter 2026, we recorded $3.1 million of merger related expenses (primarily reported within professional and legal fees and other expense) related to our pending acquisitions of Providence Financial Corporation (Providence) and Bluevine Inc. (Bluevine). See additional information below.
•Income Tax Expense: Income tax expense totaled $37.3 million and $49.6 million for the third and second quarters of 2026, respectively. Our effective tax rate was 15.3 percent for the third quarter 2026 as compared to 22.5 percent for the second quarter 2026. The decrease in income tax expense and the effective tax rate as compared to the linked second quarter 2026 was due to the availability and purchase of additional tax credits in excess of amounts previously anticipated during the third quarter 2026.
•Efficiency Ratio: Our efficiency ratio was 49.38 percent for the third quarter 2026 as compared to 52.11 percent and 53.37 percent for the second quarter 2026 and third quarter 2025, respectively. See the “Consolidated Financial Highlights” tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROAA), shareholders’ equity (ROAE) and tangible common shareholders' equity (ROATCE) were 1.24 percent, 10.36 percent and 14.24 percent for the third quarter 2026, respectively. Annualized ROAA, ROAE, and ROATCE, adjusted for non-core income and charges, were 1.24 percent, 10.36 percent and 14.24 percent for the third quarter 2026, respectively. See the “Consolidated Financial Highlights” tables below for additional information regarding our non-GAAP measures.
On August 25, 2026, Valley announced that it will acquire Providence, and its principal subsidiary, Providence Bank & Trust headquartered in South Holland, Illinois. We believe the acquisition of this high-performing commercial bank, with $1.6 billion in total assets and a 14-branch network as of June 30, 2026, will provide an established physical delivery channel in the Chicagoland area to supplement Valley’s existing commercial presence in the market. The acquisition is expected to close in early 2027, subject to standard regulatory approvals, approval of Providence’s shareholders, and the satisfaction or waiver of other customary closing conditions.
On September 28, 2026, Valley also announced that it will acquire Bluevine, a leading nationwide digital banking platform for small businesses headquartered in Jersey City, New Jersey. Upon closing, Bluevine will bring Valley a scaled, high-growth digital small business platform; low-cost, digitally-sourced deposit relationships; and an established suite of integrated banking, payments, lending and financial-management solutions designed for small businesses across the country. The acquisition is expected to close in early 2027, subject to standard regulatory approvals, and the satisfaction or waiver of other customary closing conditions.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

Net Interest Income and Margin
Net interest income on a tax equivalent basis of $506.8 million for the third quarter 2026 increased $18.4 million and $59.3 million compared to the second quarter 2026 and the third quarter 2025, respectively. Interest income on a tax equivalent basis increased $27.8 million to $858.5 million for the third quarter 2026 as compared to the second quarter 2026. The increase was primarily due to higher yields on adjustable interest rate loans, the origination of higher-yielding loans within the C&I and CRE loan portfolios, an overall increase in average loan balances and one additional day during the third quarter 2026 as compared to the second quarter 2026. Total interest expense increased $9.4 million to $351.7 million for the third quarter 2026 as compared to the second quarter 2026 mainly due to an increase in average time deposits during the third quarter 2026, as well as the higher cost of certain non-maturity deposits. See the “Deposits” and “Other Borrowings” sections below for more details.
Net interest margin on a tax equivalent basis of 3.28 percent for the third quarter 2026 increased 8 basis points from 3.20 percent for the second quarter 2026 and 23 basis points from 3.05 percent for the third quarter 2025. The yield on average interest earning assets increased by 11 basis points to 5.55 percent on a linked quarter basis largely due to the higher yields on new loan originations during the third quarter 2026 and upward repricing of adjustable interest rate loans. The overall cost of average interest bearing liabilities increased by 6 basis points to 3.16 percent for the third quarter 2026 as compared to the second quarter 2026 mostly due to the higher cost of both non-maturity and time deposits. Our cost of total average deposits was 2.33 percent for the third quarter 2026 as compared to 2.28 percent and 2.69 percent for the second quarter 2026 and third quarter 2025, respectively.
Loans, Deposits and Other Borrowings
Loans. Total loans increased $722.7 million, or 5.5 percent on an annualized basis, to $53.2 billion at September 30, 2026 from June 30, 2026. C&I loans increased $363.0 million, or 12.1 percent on an annualized basis, to $12.3 billion at September 30, 2026 from June 30, 2026, primarily driven by new originations from relationship-driven small to midsize clients across several markets, with particularly strong loan production in New York, Florida, California, and Arizona. Total CRE (including construction) loans increased $343.5 million to $30.7 billion at September 30, 2026 from June 30, 2026 due, in large part, to continued momentum in new owner occupied CRE loan originations from our healthcare vertical and the Florida market, as well as an uptick in construction loan advances primarily in New York and Florida. Non-owner occupied loans decreased $145.7 million from June 30, 2026 mainly due to our continued targeted runoff of transactional/non-relationship loans, which outpaced limited new originations in this category during the third quarter 2026. Residential mortgage loans increased $101.5 million from June 30, 2026 mainly due to continued retention of most new loan origination activity and the modest levels of prepayments. Total consumer loans decreased $85.3 million from June 30, 2026 primarily due to a $118.1 million decrease in automobile loans as normal loan repayments outpaced consumer demand which was constrained by several factors, including gasoline prices and the high level of market interest rates.
Deposits. Actual ending balances for deposits increased $1.1 billion to $55.2 billion at September 30, 2026 from June 30, 2026 mainly due to a $730.9 million increase in the savings, NOW and money

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

market deposits category and a $482.1 million increase in time deposits, partially offset by a $102.8 million decline in non-interest bearing deposits. The increase in savings, NOW and money market deposits from June 30, 2026 was mostly attributable to inflows from our commercial banking customers, partially offset by lower indirect customer money market deposit balances. The increase in time deposits was largely driven by higher indirect customer CD balances and deposits generated from our targeted retail CD offerings. Total indirect customer deposits (consisting of both brokered time and money market deposits) totaled $5.3 billion at both September 30, 2026 and June 30, 2026. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 23 percent, 53 percent and 24 percent of total deposits at both September 30, 2026 and June 30, 2026.
Other Borrowings. Short-term borrowings decreased $383.2 million to $50.3 million at September 30, 2026 from June 30, 2026 mainly due to maturity and repayment of $375 million of short-term FHLB advances during the third quarter 2026. Long-term borrowings totaled $2.6 billion at September 30, 2026 and remained relatively unchanged as compared to June 30, 2026.
Credit Quality
Non-Performing Assets (NPAs). NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, increased $46.0 million to $513.8 million at September 30, 2026 from June 30, 2026. Non-accrual loans increased $48.8 million to $511.4 million, or 0.96 percent of total loans, at September 30, 2026 as compared to $462.6 million, or 0.88 percent of total loans, at June 30, 2026. The increase was primarily attributable to a $30.1 million construction loan that was placed on non-accrual status during the third quarter 2026, as well as higher levels of non-accrual C&I loans. The $30.1 million construction loan is considered well-secured and did not require a specific reserve within our allowance for credit losses for loans at September 30, 2026 based upon the estimated value of the underlying collateral. Non-accrual CRE loans decreased $3.0 million to $253.1 million at September 30, 2026 from June 30, 2026, primarily reflecting repayments and partial charge-offs, partially offset by the migration of three CRE loans previously reported as loans 30 to 59 days past due at June 30, 2026 to non-accrual status during the third quarter 2026.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $25.7 million to $154.5 million, or 0.29 percent of total loans, at September 30, 2026 as compared to $180.2 million, or 0.34 percent of total loans, at June 30, 2026.
Loans 30 to 59 days past due decreased $41.7 million to $109.3 million at September 30, 2026 as compared to June 30, 2026 primarily due to the migration of three CRE loans totaling $24.7 million, net of partial charge-offs of $9.1 million during the third quarter 2026, to non-accrual loans at September 30, 2026, as well as lower residential mortgage loan delinquencies. Loans 60 to 89 days past due increased $14.8 million to $27.9 million at September 30, 2026 as compared to June 30, 2026 mainly due to one CRE loan relationship totaling $10.9 million and higher residential mortgage loans delinquencies. Loans 90 days or more past due and still accruing interest increased $1.3 million to $17.3 million at September 30, 2026 as compared to June 30, 2026 largely due to the third quarter 2026 migration of a $4.0 million CRE loan previously reported in the 30 to 59 days past due delinquency category at June 30, 2026, partially offset by lower residential mortgage and C&I loans

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

delinquencies. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at September 30, 2026, June 30, 2026, and September 30, 2025:

	September 30, 2026		June 30, 2026		September 30, 2025
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$211,513	1.72%	$198,910	1.66%	$161,848	1.50%
Commercial real estate loans:
Commercial real estate	252,903	0.90	268,445	0.96	297,685	1.14
Construction	46,490	1.75	50,623	2.05	51,908	2.06
Total commercial real estate loans	299,393	0.98	319,068	1.05	349,593	1.22
Residential mortgage loans	47,376	0.78	48,905	0.82	51,094	0.88
Consumer loans:
Home equity	4,341	0.58	4,333	0.59	3,735	0.57
Auto and other consumer	18,177	0.54	19,384	0.56	18,730	0.55
Total consumer loans	22,518	0.55	23,717	0.57	22,465	0.56
Allowance for loan losses	580,800	1.09	590,600	1.13	585,000	1.19
Allowance for unfunded credit commitments	19,700		16,320		13,604
Total allowance for credit losses for loans	$600,500		$606,920		$598,604
Allowance for credit losses for loans as a % of total loans		1.13%		1.16%		1.21%

Our loan portfolio, totaling $53.2 billion at September 30, 2026, had net loan charge-offs totaling $37.1 million for the third quarter 2026 as compared to $22.0 million and $14.6 million for the second quarter 2026 and the third quarter 2025, respectively. Gross loan charge-offs totaled $40.1 million for the third quarter 2026 and included (i) an $11.6 million partial charge-off of a C&I loan with $2.0 million of allocated reserves within our allowance for credit losses for loans at September 30, 2026 and (ii) partial charge-offs totaling $9.1 million related to the aforementioned three non-accrual CRE loans totaling $24.7 million, net of the charge-offs, with no related allocated reserves within our allowance for credit losses for loans at September 30, 2026.

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.13 percent at September 30, 2026, 1.16 percent at June 30, 2026, and 1.21 percent at September 30, 2025. For the third quarter 2026, the provision for credit losses for loans totaled $30.7 million as compared to $29.2 million and $19.2 million for the second quarter 2026 and third quarter 2025, respectively. The third quarter 2026

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

provision was mainly impacted by increases in (i) the economic forecast component of our reserve, (ii) non-economic qualitative reserves and (iii) specific reserves associated with certain collateral dependent loans, partially offset by (iv) a decline in quantitative reserves largely within certain CRE loan categories, including construction loans, at September 30, 2026.
Capital Adequacy
Valley's total risk-based capital, Tier 1 capital, common equity tier 1 capital, and Tier 1 leverage capital ratios were 13.70 percent, 11.36 percent, 10.71 percent and 9.54 percent, respectively, at September 30, 2026 as compared to 13.77 percent, 11.37 percent, 10.71 percent and 9.49 percent, respectively, at June 30, 2026. During the third quarter 2026, we repurchased 2.5 million shares of our common stock at an average price of $13.86 under our current stock repurchase plan.
Investor Conference Call
Valley’s CEO, Ira Robbins, will host a conference call on Thursday, October 22, 2026 at 8:30 AM (ET) to discuss Valley’s third quarter 2026 earnings and related matters. Interested parties should pre-register using this link: https://register-conf.media-server.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com/ and archived on Valley’s website through Monday, November 23, 2026. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp (NASDAQ: VLY), Valley National Bank is a regional financial institution with over $67 billion in assets. Founded in 1927, Valley has more than 220 branch locations and commercial offices nationwide and serves clients across New Jersey, New York, Florida, Alabama, California, Illinois, Pennsylvania and Arizona. Valley delivers a full range of consumer, commercial, and wealth management solutions designed to support everything from homeownership and business growth to long-term financial planning. Big enough to support complex financial needs and small enough to stay deeply connected, Valley is grounded in a relationship-led approach focused on understanding people first. That same relationship-led approach guides Valley’s commitment to community investment and responsible corporate citizenship. To learn more, visit www.valley.com or call the Valley Customer Care Center at 800-522-4100.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, the Transactions (as defined below) and other mergers or acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by forward-looking terminology such as “intend,” “should,” “expect,” “believe,” “position,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, but are not limited to:
•risks and uncertainties relating to Valley’s pending acquisitions of Providence and Bluevine (together, the “Transactions”), including, but not limited to: the possibility that the Transactions may not be completed when expected or at all, including as a result of delays in obtaining, or the failure to obtain, required regulatory or other approvals or the failure to satisfy other closing conditions, including approval by Providence shareholders; the occurrence of any event that could give rise to the right of any party to terminate the merger or other agreement; the possibility that the anticipated benefits of the Transactions, including potential cost savings, synergies, and earnings accretion, will not be realized when expected or at all; the possibility that the Transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management and attention from ongoing business operations; costs or difficulties relating to integration matters might be greater than expected; the inability to retain customers and qualified employees of Providence and Bluevine; potential business disruption or adverse reactions or changes to business, customer or employee relationships as a result of the Transactions; and changes in estimates of non-recurring charges related to the Transactions;
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs/import fees and other trade policies and practices, any retaliatory actions, changes in energy commodity prices, related market uncertainty, or other factors; U.S. government debt default or rating downgrade; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as new legislation and policy changes under the current U.S. presidential administration, any shutdown of the U.S. federal government, geopolitical instabilities or events, including ongoing conflicts in the Middle East, natural and other disasters, including severe weather events and other climate-related risks, health emergencies, acts of terrorism, or other external events;
•the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of any actual or perceived concerns regarding the soundness, or creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policies, enforcement priorities, or composition of the federal bank regulatory agencies;

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

•the loss of or decrease in lower-cost funding sources within our deposit base;
•investigations, damage verdicts, settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment-related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as any decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with the level of loan growth;
•a material change in our allowance for credit losses due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;
•greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•increased competitive challenges and competitive pressure on pricing of our products and services;
•our ability to stay current with rapid technological changes and evolving legal and regulatory requirements in the financial services industry, including developments relating to the use of artificial intelligence, blockchain, and related regulatory developments, as well as our ability to effectively assess and monitor the effects of, and risks associated with, the implementation and use of such technology;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our or our third-party service providers’ websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks and use of targeted tactics against the financial services industry;
•any disruption of our systems and network, or those of our third-party service providers, resulting from events that are wholly or partially beyond our control, including, for example, electrical, telecommunications, or other major service outages, or actions by employees, which may give rise to financial loss or liability;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2026 Earnings
October 22, 2026

•application of heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather and other climate-related risks, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data and stock price)	2026	2026	2025	2026	2025
FINANCIAL DATA:
Net interest income - FTE (1)	$506,794	$488,388	$447,473	$1,467,983	$1,302,525
Net interest income	505,451	487,024	446,224	1,464,000	1,298,737
Non-interest income	78,700	73,711	64,887	221,247	185,785
Total revenue	584,151	560,735	511,111	1,685,247	1,484,522
Non-interest expense	309,958	311,123	281,985	931,007	842,725
Pre-provision net revenue	274,193	249,612	229,126	754,240	641,797
Provision for credit losses	30,641	29,164	19,171	81,061	119,631
Income tax expense	37,252	49,563	46,600	132,081	119,586
Net income	206,300	170,885	163,355	541,098	402,580
Dividends on preferred stock	7,335	7,316	7,644	21,868	21,547
Net income available to common shareholders	$198,965	$163,569	$155,711	$519,230	$381,033
Weighted average number of common shares outstanding:
Basic	552,358,147	553,740,562	560,504,275	553,946,293	560,154,649
Diluted	556,266,986	556,958,049	563,636,933	557,405,979	563,905,535
Per common share data:
Basic earnings	$0.36	$0.30	$0.28	$0.94	$0.68
Diluted earnings	0.36	0.29	0.28	0.93	0.68
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	15.19	14.78	11.10	15.19	11.10
Closing stock price - low	12.62	12.42	9.18	11.66	7.87
FINANCIAL RATIOS:
Net interest margin	3.27%	3.19%	3.04%	3.21%	3.00%
Net interest margin - FTE (1)	3.28	3.20	3.05	3.22	3.01
Annualized return on average assets	1.24	1.04	1.04	1.10	0.86
Annualized return on average shareholders' equity	10.36	8.65	8.58	9.12	7.13
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.36	$0.30	$0.28	$0.95	$0.68
Diluted earnings per share, as adjusted	0.36	0.30	0.28	0.94	0.68
Annualized return on average assets, as adjusted	1.24%	1.05%	1.04%	1.12%	0.87%
Annualized return on average shareholders' equity, as adjusted	10.36	8.75	8.62	9.24	7.16
Annualized return on average tangible common shareholders' equity	14.24	11.91	12.05	12.58	10.08
Annualized return on average tangible common shareholders' equity, as adjusted	14.24	12.05	12.10	12.74	10.13
Efficiency ratio	49.38	52.11	53.37	51.49	54.79

AVERAGE BALANCE SHEET ITEMS:
Assets	$66,506,401	$65,584,823	$63,046,215	$65,435,632	$62,224,382
Interest earning assets	61,834,602	61,057,362	58,623,153	60,878,033	57,695,831
Loans	52,683,932	51,884,173	49,270,853	51,620,023	48,988,393
Interest bearing liabilities	44,550,998	44,160,202	42,677,630	44,025,506	41,947,670
Deposits	54,163,381	53,174,301	51,167,324	53,243,510	50,080,358
Shareholders' equity	7,967,868	7,901,688	7,616,810	7,908,818	7,533,660

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2026	2026	2026	2025	2025
Assets	$67,470,879	$66,318,308	$64,466,585	$64,132,725	$63,018,614
Total loans	53,189,984	52,467,251	50,828,820	50,136,728	49,272,823
Deposits	55,228,795	54,118,607	52,859,621	52,183,093	51,175,758
Shareholders' equity	7,896,552	7,917,144	7,828,443	7,807,698	7,695,374

LOANS:
(In thousands)
Commercial and industrial	$12,324,253	$11,961,242	$11,104,079	$10,961,519	$10,757,857
Commercial real estate:
Non-owner occupied	11,001,011	11,146,663	11,503,874	11,571,127	11,674,103
Multifamily	9,024,673	9,034,186	8,588,462	8,571,713	8,394,694
Owner occupied	8,008,473	7,692,877	7,132,254	6,629,909	6,097,319
Total	28,034,157	27,873,726	27,224,590	26,772,749	26,166,116
Construction	2,658,202	2,475,109	2,485,387	2,471,233	2,517,258
Total commercial real estate	30,692,359	30,348,835	29,709,977	29,243,982	28,683,374
Residential mortgage	6,084,398	5,982,941	5,869,070	5,826,192	5,795,395
Consumer:
Home equity	748,969	728,623	701,136	687,680	655,872
Automobile	2,031,983	2,150,089	2,198,102	2,184,600	2,191,976
Other consumer	1,308,022	1,295,521	1,246,456	1,232,755	1,188,349
Total consumer loans	4,088,974	4,174,233	4,145,694	4,105,035	4,036,197
Total loans	$53,189,984	$52,467,251	$50,828,820	$50,136,728	$49,272,823

CAPITAL RATIOS:
Book value per common share	$13.70	$13.67	$13.48	$13.39	$13.09
Tangible book value per common share (2)	10.15	10.13	9.94	9.85	9.57
Tangible common equity to tangible assets (2)	8.53%	8.71%	8.82%	8.82%	8.79%
Tier 1 leverage capital	9.54	9.49	9.56	9.63	9.52
Common equity tier 1 capital	10.71	10.71	10.91	10.99	11.00
Tier 1 risk-based capital	11.36	11.37	11.60	11.69	11.72
Total risk-based capital	13.70	13.77	13.66	13.77	13.83

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES:	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2026	2026	2025	2026	2025
Allowance for credit losses for loans
Beginning balance - Allowance for credit losses for loans	$606,920	$599,800	$594,020	$596,100	$573,328
Loans charged-off:
Commercial and industrial	(17,656)	(9,838)	(2,745)	(30,276)	(56,390)
Commercial real estate	(19,075)	(14,434)	(11,776)	(47,265)	(38,659)
Construction	—	—	(541)	—	(1,704)
Residential mortgage	—	—	(26)	—	(72)
Total consumer	(3,327)	(3,354)	(1,478)	(9,944)	(5,831)
Total loans charged-off	(40,058)	(27,626)	(16,566)	(87,485)	(102,656)
Charged-off loans recovered:
Commercial and industrial	1,268	1,669	1,169	4,335	4,768
Commercial real estate	700	2,790	206	3,837	643
Construction	—	—	—	—	455
Residential mortgage	26	41	56	150	261
Total consumer	986	1,080	548	2,495	2,164
Total loans recovered	2,980	5,580	1,979	10,817	8,291
Total net charge-offs	(37,078)	(22,046)	(14,587)	(76,668)	(94,365)
Provision for credit losses for loans	30,658	29,166	19,171	81,068	119,641
Ending balance	$600,500	$606,920	$598,604	$600,500	$598,604
Components of allowance for credit losses for loans:
Allowance for loan losses	$580,800	$590,600	$585,000	$580,800	$585,000
Allowance for unfunded credit commitments	19,700	16,320	13,604	19,700	13,604
Allowance for credit losses for loans	$600,500	$606,920	$598,604	$600,500	$598,604
Components of provision for credit losses for loans:
Provision for credit losses for loans	$27,278	$28,146	$20,087	$74,068	$120,515
Provision (credit) for unfunded credit commitments	3,380	1,020	(916)	7,000	(874)
Total provision for credit losses for loans	$30,658	$29,166	$19,171	$81,068	$119,641
Annualized ratio of total net charge-offs to total average loans	0.28%	0.17%	0.12%	0.20%	0.26%
Allowance for credit losses for loans as a % of total loans	1.13%	1.16%	1.21%	1.13%	1.21%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2026	2026	2026	2025	2025
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,990	$5,083	$5,285	$11,177	$912
Commercial real estate	72,568	106,034	69,494	72,810	26,371
Construction	—	1,752	—	—	—
Residential mortgage	14,221	22,154	20,534	21,615	23,556
Total consumer	15,488	15,974	13,112	14,420	12,728
Total 30 to 59 days past due	109,267	150,997	108,425	120,022	63,567
60 to 89 days past due:
Commercial and industrial	990	2,748	1,015	1,274	1,061
Commercial real estate	10,869	—	—	—	6,033
Residential mortgage	11,927	6,495	4,285	10,181	5,040
Total consumer	4,127	3,904	3,506	5,269	4,023
Total 60 to 89 days past due	27,913	13,147	8,806	16,724	16,157
90 or more days past due:
Commercial and industrial	2,505	3,527	3,499	—	—
Commercial real estate	10,295	5,454	—	212	—
Residential mortgage	2,524	5,223	5,894	3,300	3,911
Total consumer	2,008	1,862	1,309	1,070	1,125
Total 90 or more days past due	17,332	16,066	10,702	4,582	5,036
Total accruing past due loans	$154,512	$180,210	$127,933	$141,328	$84,760
Non-accrual loans:
Commercial and industrial	$168,080	$147,731	$145,804	$138,321	$92,214
Commercial real estate	253,088	256,081	225,417	236,221	235,754
Construction	39,257	9,139	9,148	9,140	48,248
Residential mortgage	44,858	42,992	45,988	44,424	38,949
Total consumer	6,107	6,686	6,289	5,832	6,324
Total non-accrual loans	511,390	462,629	432,646	433,938	421,489
Other real estate owned (OREO)	1,729	4,126	5,161	4,531	4,783
Other repossessed assets	675	1,020	1,758	1,286	1,065
Total non-performing assets	$513,794	$467,775	$439,565	$439,755	$427,337
Total non-accrual loans as a % of loans	0.96%	0.88%	0.85%	0.87%	0.86%
Total accruing past due and non-accrual loans as a % of loans	1.25%	1.23%	1.10%	1.15%	1.03%
Allowance for losses on loans as a % of non-accrual loans	113.57%	127.66%	135.10%	134.44%	138.79%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2026	2026	2025	2026	2025
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$206,300	$170,885	$163,355	$541,098	$402,580
Add: Merger related expenses (a)	3,094	—	—	3,094	—
Add: Restructuring charge (b)	—	2,513	3,854	8,202	4,654
Add: Litigation reserve (c)	—	230	1,012	1,492	1,012
Add: Loss on extinguishment of debt	—	—	—	—	922
Less: Litigation settlements (d)	(3,051)	—	—	(3,051)	—
Less: (Gains) losses on available for sale and held to maturity debt securities, net (e)	(3)	—	(28)	7	(17)
Less: FDIC special assessment (f)	—	—	(3,817)	—	(3,817)
Total non-GAAP adjustments to net income	40	2,743	1,021	9,744	2,754
Income tax adjustments related to non-GAAP adjustments (g)	26	(782)	(288)	(2,740)	(765)
Net income, as adjusted (non-GAAP)	$206,366	$172,846	$164,088	$548,102	$404,569
Dividends on preferred stock	7,335	7,316	7,644	21,868	21,547
Net income available to common shareholders, as adjusted (non-GAAP)	$199,031	$165,530	$156,444	$526,234	$383,022
__________
(a) Merger related expenses primarily include professional and legal fees and other expense.
(b) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(c) Represents the change in legal reserves and settlement charges included in professional and legal fees.
(d) Represents recoveries from legal settlements included in other income.
(e) Included in gains on securities transactions, net.
(f) Represents the change in estimated special assessment losses included in the FDIC insurance assessment expense.
(g) Calculated using the appropriate blended statutory tax rate for the applicable period.
Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$199,031	$165,530	$156,444	$526,234	$383,022
Weighted average number of shares outstanding	552,358,147	553,740,562	560,504,275	553,946,293	560,154,649
Basic earnings, as adjusted (non-GAAP)	$0.36	$0.30	$0.28	$0.95	$0.68
Weighted average number of diluted shares outstanding	556,266,986	556,958,049	563,636,933	557,405,979	563,905,535
Diluted earnings, as adjusted (non-GAAP)	$0.36	$0.30	$0.28	$0.94	$0.68

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2026	2026	2025	2026	2025
Adjusted annualized return on average tangible common shareholders' equity (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$199,031	$165,530	$156,444	$526,234	$383,022
Add: Amortization of other intangible assets (net of tax), other than loan servicing rights	4,239	4,247	5,112	13,232	15,851
Net income available to common shareholders excluding intangible amortization, as adjusted (non-GAAP)	203,270	169,777	161,556	539,466	398,873
Average shareholders' equity	7,967,868	7,901,688	7,616,810	7,908,818	7,533,660
Less: Average preferred shareholders equity	354,345	354,345	354,345	354,345	354,345
Less: Average goodwill (net of deferred tax liability)	1,858,851	1,858,851	1,859,614	1,858,851	1,859,614
Less: Average intangible assets (net of deferred tax liability), other than loan servicing rights	46,027	51,387	62,905	51,457	69,431
Average tangible common shareholders' equity	$5,708,645	$5,637,105	$5,339,946	$5,644,165	$5,250,270
Annualized return on average tangible common shareholders' equity, as adjusted (non-GAAP)	14.24%	12.05%	12.10%	12.74%	10.13%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$206,366	$172,846	$164,088	$548,102	$404,569
Average assets	$66,506,401	$65,584,823	$63,046,215	$65,435,632	$62,224,382
Annualized return on average assets, as adjusted (non-GAAP)	1.24%	1.05%	1.04%	1.12%	0.87%
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$206,366	$172,846	$164,088	$548,102	$404,569
Average shareholders' equity	$7,967,868	$7,901,688	$7,616,810	$7,908,818	$7,533,660
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	10.36%	8.75%	8.62%	9.24%	7.16%
Annualized return on average tangible common shareholders' equity (non-GAAP):
Net income available to common shareholders	$198,965	$163,569	$155,711	$519,230	$381,033
Add: Amortization of other intangible assets (net of tax), other than loan servicing rights	4,239	4,247	5,112	13,232	15,851
Net income available to common shareholders excluding intangible amortization (non-GAAP)	203,204	167,816	160,823	532,462	396,884
Average tangible common shareholders' equity (non-GAAP)	$5,708,645	$5,637,105	$5,339,946	$5,644,165	$5,250,270
Annualized return on average tangible common shareholders' equity (non-GAAP)	14.24%	11.91%	12.05%	12.58%	10.08%

Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$309,958	$311,123	$281,985	$931,007	$842,725
Less: Merger related expenses (pre-tax)	3,094	—	—	3,094	—
Less: Amortization of tax credit investments (pre-tax)	19,904	16,157	8,147	52,075	26,601
Less: Restructuring charge (pre-tax)	—	2,513	3,854	8,202	4,654
Less: Litigation reserve (pre-tax)	—	230	1,012	1,492	1,012
Less: Loss on extinguishment of debt (pre-tax)	—	—	—	—	922
Add: FDIC special assessment (pre-tax)	—	—	(3,817)	—	(3,817)
Non-interest expense, as adjusted (non-GAAP)	286,960	292,223	272,789	866,144	813,353
Net interest income, as reported (GAAP)	505,451	487,024	446,224	1,464,000	1,298,737
Non-interest income, as reported (GAAP)	78,700	73,711	64,887	221,247	185,785
Less: (Gains) losses on available for sale and held to maturity securities transactions, net (pre-tax)	(3)	—	(28)	7	(17)
Less: Litigation settlements (pre-tax)	(3,051)	—	—	(3,051)	—
Gross operating income, as adjusted (non-GAAP)	$581,097	$560,735	$511,083	$1,682,203	$1,484,505
Efficiency ratio (non-GAAP)	49.38%	52.11%	53.37%	51.49%	54.79%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2026	2026	2026	2025	2025
Tangible book value per common share (non-GAAP):
Common shares outstanding	550,621,196	553,069,100	554,316,876	556,618,021	560,784,352
Shareholders' equity (GAAP)	$7,896,552	$7,917,144	$7,828,443	$7,807,698	$7,695,374
Less: Preferred stock	354,345	354,345	354,345	354,345	354,345
Less: Goodwill and other intangible assets	1,952,392	1,958,135	1,963,706	1,969,811	1,976,594
Tangible common shareholders' equity (non-GAAP)	$5,589,815	$5,604,664	$5,510,392	$5,483,542	$5,364,435
Tangible book value per common share (non-GAAP)	$10.15	$10.13	$9.94	$9.85	$9.57
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$5,589,815	$5,604,664	$5,510,392	$5,483,542	$5,364,435
Total assets (GAAP)	67,470,879	66,318,308	64,466,585	64,132,725	63,018,614
Less: Goodwill and other intangible assets	1,952,392	1,958,135	1,963,706	1,969,811	1,976,594
Tangible assets (non-GAAP)	$65,518,487	$64,360,173	$62,502,879	$62,162,914	$61,042,020
Tangible common equity to tangible assets (non-GAAP)	8.53%	8.71%	8.82%	8.82%	8.79%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Cash and due from banks	$339,682	$315,166
Interest bearing deposits with banks	785,320	1,268,399
Investment securities:
Equity securities	92,700	82,774
Trading debt securities	26,749	—
Available for sale debt securities	4,229,810	4,202,218
Held to maturity debt securities (net of allowance for credit losses of $727 at September 30, 2026 and $734 at December 31, 2025)	3,726,695	3,495,837
Total investment securities	8,075,954	7,780,829
Loans held for sale (includes fair value of $7,452 at September 30, 2026 and $8,212 at December 31, 2025 for loans originated for sale)	16,202	26,236
Loans	53,189,984	50,136,728
Less: Allowance for loan losses	(580,800)	(583,400)
Net loans	52,609,184	49,553,328
Premises and equipment, net	311,548	330,757
Lease right of use assets	292,927	313,891
Bank owned life insurance	743,687	738,090
Accrued interest receivable	259,987	243,897
Goodwill	1,868,936	1,868,936
Other intangible assets, net	83,456	100,875
Other assets	2,083,996	1,592,321
Total Assets	$67,470,879	$64,132,725
Liabilities
Deposits:
Non-interest bearing	$12,446,761	$12,155,500
Interest bearing:
Savings, NOW and money market	29,397,309	28,603,470
Time	13,384,725	11,424,123
Total deposits	55,228,795	52,183,093
Short-term borrowings	50,256	91,475
Long-term borrowings	2,607,639	2,908,579
Junior subordinated debentures issued to capital trusts	58,064	57,803
Lease liabilities	348,505	372,448
Accrued expenses and other liabilities	1,281,068	711,629
Total Liabilities	59,574,327	56,325,027
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at September 30, 2026 and December 31, 2025)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2026 and December 31, 2025)	98,101	98,101
Series C (6,000,000 shares issued at September 30, 2026 and December 31, 2025)	144,654	144,654
Common stock (no par value, authorized 650,000,000 shares; issued 560,878,750 shares at September 30, 2026 and December 31, 2025)	196,730	196,730
Surplus	5,467,999	5,464,845
Retained earnings	2,241,005	1,912,933
Accumulated other comprehensive loss	(232,186)	(74,379)
Treasury stock, at cost (10,257,554 common shares at September 30, 2026 and 4,260,729 common shares at December 31, 2025)	(131,341)	(46,776)
Total Shareholders’ Equity	7,896,552	7,807,698
Total Liabilities and Shareholders’ Equity	$67,470,879	$64,132,725

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Interest Income
Interest and fees on loans	$764,546	$736,060	$733,191	$2,209,246	$2,157,082
Interest and dividends on investment securities:
Taxable	78,028	76,113	70,211	227,949	201,273
Tax-exempt	4,969	5,048	4,611	14,735	13,994
Dividends	4,474	5,771	4,891	15,045	16,083
Interest on federal funds sold and other short-term investments	5,182	6,383	14,019	22,323	28,255
Total interest income	857,199	829,375	826,923	2,489,298	2,416,687
Interest Expense
Interest on deposits:
Savings, NOW and money market	196,272	190,973	210,921	578,030	614,532
Time	119,337	112,693	133,108	338,708	387,501
Interest on short-term borrowings	3,322	6,047	555	9,605	5,237
Interest on long-term borrowings and junior subordinated debentures	32,817	32,638	36,115	98,955	110,680
Total interest expense	351,748	342,351	380,699	1,025,298	1,117,950
Net Interest Income	505,451	487,024	446,224	1,464,000	1,298,737
(Credit) provision for credit losses for available for sale and held to maturity securities	(17)	(2)	—	(7)	(10)
Provision for credit losses for loans	30,658	29,166	19,171	81,068	119,641
Net Interest Income After Provision for Credit Losses	474,810	457,860	427,053	1,382,939	1,179,106
Non-Interest Income
Wealth management and trust fees	22,178	17,655	16,134	55,839	45,221
Insurance commissions	3,015	3,770	2,914	9,652	9,746
Capital markets	9,996	12,933	9,814	33,310	26,521
Service charges on deposit accounts	19,156	18,728	16,764	56,088	44,195
Gains on securities transactions, net	259	50	28	330	73
Fees from loan servicing	3,089	3,268	3,405	9,575	10,291
Gains on sales of loans, net	1,254	1,742	740	6,086	4,962
Bank owned life insurance	3,675	5,913	4,657	15,423	15,453
Other	16,078	9,652	10,431	34,944	29,323
Total non-interest income	78,700	73,711	64,887	221,247	185,785
Non-Interest Expense
Salary and employee benefits expense	150,080	150,432	146,820	456,227	434,860
Net occupancy expense	25,727	27,179	24,865	80,088	76,236
Technology, furniture and equipment expense	32,312	33,247	30,708	97,437	91,271
FDIC insurance assessment	10,802	11,691	8,357	32,969	33,416
Amortization of other intangible assets	6,319	6,268	7,544	19,506	22,990
Professional and legal fees	25,125	29,533	24,261	79,800	59,901
Loss on extinguishment of debt	—	—	—	—	922
Amortization of tax credit investments	19,904	16,157	8,147	52,075	26,601
Other	39,689	36,616	31,283	112,905	96,528
Total non-interest expense	309,958	311,123	281,985	931,007	842,725
Income Before Income Taxes	243,552	220,448	209,955	673,179	522,166
Income tax expense	37,252	49,563	46,600	132,081	119,586
Net Income	206,300	170,885	163,355	541,098	402,580
Dividends on preferred stock	7,335	7,316	7,644	21,868	21,547
Net Income Available to Common Shareholders	$198,965	$163,569	$155,711	$519,230	$381,033

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$52,683,932	$764,568	5.80%	$51,884,173	$736,082	5.67%	$49,270,853	$733,214	5.95%
Taxable investments (3)	8,048,596	82,502	4.10	7,928,555	81,884	4.13	7,522,290	75,102	3.99
Tax-exempt investments (1)(3)	530,189	6,290	4.75	544,950	6,390	4.69	540,491	5,837	4.32
Interest bearing deposits with banks	571,885	5,182	3.62	699,684	6,383	3.65	1,289,519	14,019	4.35
Total interest earning assets	61,834,602	858,542	5.55	61,057,362	830,739	5.44	58,623,153	828,172	5.65
Other assets	4,671,799			4,527,461			4,423,062
Total assets	$66,506,401			$65,584,823			$63,046,215
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$28,982,923	$196,272	2.71%	$28,920,057	$190,973	2.64%	$27,005,791	$210,921	3.12%
Time deposits	12,529,463	119,337	3.81	11,881,270	112,693	3.79	12,621,182	133,108	4.22
Short-term borrowings	373,156	3,322	3.56	674,094	6,047	3.59	89,147	555	2.49
Long-term borrowings (4)	2,665,456	32,817	4.92	2,684,781	32,638	4.86	2,961,510	36,115	4.88
Total interest bearing liabilities	44,550,998	351,748	3.16	44,160,202	342,351	3.10	42,677,630	380,699	3.57
Non-interest bearing deposits	12,650,995			12,372,974			11,540,351
Other liabilities	1,336,540			1,149,959			1,211,424
Shareholders' equity	7,967,868			7,901,688			7,616,810
Total liabilities and shareholders' equity	$66,506,401			$65,584,823			$63,046,215

Net interest income/interest rate spread (5)		$506,794	2.39%		$488,388	2.34%		$447,473	2.08%
Tax equivalent adjustment		(1,343)			(1,364)			(1,249)
Net interest income, as reported		$505,451			$487,024			$446,224
Net interest margin (6)			3.27%			3.19%			3.04%
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.28%			3.20%			3.05%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

INVESTOR RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Andrew Jianette, Investor Relations, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960 or by e-mail at investorrelations@valley.com.